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                                                                    EXHIBIT 23.1




                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-76415) pertaining to the 1998 Stock Plan and 1999 Employee Stock Purchase Plan of GoTo.com and to the incorporation by reference in the Registration Statement (Form S-8 dated February 10, 2000) pertaining to the Cadabra, Inc. 1998 Stock Plan, and to the incorporation by reference in the Registration Statement (Form S-8 dated May 3, 2000) pertaining to the AuctionRover.com, Inc. 1999 Stock Award Plan and the AuctionRover.com, Inc. 1999 Executive Stock Award Plan of our report dated February 26, 2000, with respect to the financial statements of AuctionRover.com, Inc. included in the Current Report (Form 8-K) filed with the Securities and Exchange Commission on May 5, 2000.



                                             /s/ Ernst & Young LLP


Los Angeles, California
May 2, 2000